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                                                                      EXHIBIT 23



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Jefferson Savings Bancorp, Inc.

We consent to incorporation by reference in the registration statement (Number 333-09063) on Form S-3 and (Number 33-56324) on Form S-8 of Jefferson Savings Bancorp, Inc. of our report dated January 28, 1999, relating to the consolidated balance sheets of Jefferson Savings Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Jefferson Savings Bancorp, Inc.



                                                         /s/ KPMG LLP


St. Louis, Missouri
March 31, 1999